Exhibit 10.24

November 5, 2002

Pegasystems Inc.

101 Main Street

Cambridge, Massachusetts 02142

Attention: Mr. Christopher Sullivan

Re:	Lease dated February 26, 1993 with NOP Riverfront LLC, as successor in interest to Riverfront Office Park Joint Venture, and Pegasystems Inc. (as amended, the “Lease”) regarding space at 101 Main Street, Cambridge, Massachusetts

Dear	Chris:

You have advised us about a change in the anticipated schedule for Pegasystems to make tenant improvements in its space at 101 Main Street. Paragraphs 1(e) and 1(f) of Amendment No. 8 to Agreement of Lease dated July 31, 2002 contemplate that Pegasystems would perform certain improvements and requisition the Finish Work Allowance and the Additional Allowance no later than May 16, 2004. This letter will confirm the Landlord’s agreement that (a) the May 16, 2004 outside date will apply to 20% of each such allowance, and (b) Pegasystems will requisition at least an additional 20% of each such allowance each anniversary thereafter through May 16, 2008, provided that the Landlord reserves the right not to fund any such requisition for work in connection with any sublease or assignment (other than to a Successor as defined in Section 14.3 of the Lease). Capitalized terms used and not defined herein have the meanings set forth in the Lease.

Sincerely,

/s/ SHAY SIMS
Shay Sims Property Manager

Acknowledged and Agreed:

PEGASYSTEMS INC.

By:	/s/ CHRIS SULLIVAN
Chris Sullivan CFO

C:        Michael Francis